Exhibit 5.3

FENNEMORE CRAIG, P.C.

2394 East Camelback Road, Suite 600

Phoenix, Arizona 85016

(602) 916-5000

October 25, 2021

TSMC Arizona Corporation

8, Li-Hsin Rd. 6, Hsinchu Science Park

Hsinchu 300-78

Republic of China

Taiwan Semiconductor Manufacturing Company Limited

8, Li-Hsin Rd. 6, Hsinchu Science Park

Hsinchu 300-78

Republic of China

Re: Notes Issued by TSMC Arizona Corporation

Ladies and Gentlemen:

We have acted as special Arizona counsel to TSMC Arizona Corporation, an Arizona corporation (the “Company”), in connection with the issuance by the Company of an aggregate principal amount of US$1,250,000,000 of the Company’s 1.750% notes due 2026 (the “2026 Notes”), an aggregate principal amount of US$1,250,000,000 of the Company’s 2.500% notes due 2031 (the “2031 Notes”), an aggregate principal amount of US$1,000,000,000 of the Company’s 3.125% notes due 2041 (the “2041 Notes”), and an aggregate principal amount of US$1,000,000,000 of the Company’s 3.250% notes due 2051 (the “2051 Notes”, and, together with the 2026 Notes, the 2031 Notes and the 2041 Notes, the “Notes”). The Notes are registered under the Registration Statement on Form F-3 (File No. 333-260330) filed with the Securities and Exchange Commission (the “Commission”) on October 18, 2021 (the “Registration Statement”) by the Company, as issuer, and Taiwan Semiconductor Manufacturing Company Limited, as guarantor, a company limited by shares and duly organized and existing under the laws of the Republic of China (the “Guarantor”).

The Notes are being issued under and pursuant to an Indenture, dated as of October 18, 2021 (the “Indenture”), by and among the Company, as issuer, the Guarantor, and Citibank, N.A., as trustee (the “Trustee”).

As special Arizona counsel to the Company, we have examined executed copies of, but have not participated in the negotiation, preparation or settlement of:

(a) the Indenture;

(b) the Notes;

(c) the authorization (the “Authorization”) dated October 25, 2021, issued by the Company to establish the Notes pursuant to the Indenture;

(d) the resolutions adopted by the Board of Directors of the Company pertaining to the authorization, issuance, execution and delivery of the Indenture and the Notes issued thereunder;

(e) the Registration Statement; and

(f) the prospectus supplements (the “Prospectus Supplements”) filed by the Company with the Commission on October 18, 2021 and October 20, 2021, respectively.

FENNEMORE CRAIG, P.C.

TSMC Arizona Corporation

October 25, 2021

The documents listed in items (a)-(f) above are herein sometimes collectively referred to as the “Documents.”

We have examined such records of the Company, certificates of officers of the Company, public officials and others, as well as originals, copies or facsimiles of such other agreements, instruments, certificates and documents as we have deemed necessary or advisable as a basis for the opinions expressed below. In particular, as to certain matters of fact relevant to the opinions expressed below, we have relied on certificates of officers of the Company, copies of which have been provided to you.

For the purposes of our opinions expressed below, we have assumed (without independent investigation or verification):

(a) the genuineness and authenticity of all signatures (whether on originals or copies of documents);

(b) the legal capacity of all natural persons;

(c) the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as notarial, certified, conformed, photostatic or facsimile copies thereof;

(d) that there have been no erroneous statements of fact made in any certificates of public officials, and we have relied on the completeness and accuracy of the public records and the currency of the information contained therein as of the dates indicated therein, although such records are known on occasion to contain errors and to be otherwise incomplete; and

(e) the completeness and accuracy of all statements of fact set forth in the Documents and all other documents reviewed by us, including without limitations the certificates of officers of the Company.

The opinions expressed below are limited to the published constitutions, treaties, laws, rules, regulations or judicial or administrative decisions of the State of Arizona, in effect as at the date hereof, and the facts and circumstances as they exist on the date hereof, and we express no opinion herein as to the laws, or as to matters governed by the laws, of any other jurisdiction.

Based and relying upon and subject to the foregoing, we are of the opinion that as at the date hereof:

1. The Company is validly existing and in good standing under the laws of the Arizona and has the corporate power to enter into the Indenture, the Authorization and the Notes.

2. The execution and delivery by the Company of the Indenture, the Authorization and the Notes and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company and the Indenture, the Authorization and the Notes have been duly executed and delivered (to the extent such delivery is governed by the laws of the State of Arizona) by the Company.

3. The Indenture, the Authorization and the Notes have been duly authorized, executed and issued by the Company.

FENNEMORE CRAIG, P.C.

TSMC Arizona Corporation

October 25, 2021

This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

We hereby consent to the reference to us under the heading “Legal Matters” in each of the Prospectus Supplements filed by the Company with the Commission on October 18, 2021 and October 20, 2021, respectively, and to the filing of this opinion as Exhibit 5.3 to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Fennemore Craig, P.C.
Fennemore Craig, P.C.

CWR/JBS